CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement No. 333-207014 on Form N-6 of our report dated April 20, 2015 relating to the financial statements and financial highlights of each of the portfolios of MONY America Variable Account K of MONY Life Insurance Company of America, and of our report dated March 23, 2015 relating to the financial statements of MONY Life Insurance Company of America, each of which appears on such Registration Statement. We also consent to the references to us under the headings “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 23, 2015